                                                                 Exhibit 10.82

                           AIRCRAFT CHARTER AGREEMENT



                                    BETWEEN



                              WORLD AIRWAYS, INC.


                                      AND


                        MALAYSIAN AIRLINE SYSTEM BERHAD



                     FOR THE LEASE OF 3 DC10-30 AND 1 MD-11



                                   JULY 1993

                               TABLE OF CONTENTS
                               -----------------


ARTICLE 1     SCOPE                                                   4
ARTICLE 2     TERM                                                    6
ARTICLE 3     CHARGES                                                 7
ARTICLE 4     PAYMENTS                                               10
ARTICLE 5     RESPONSIBILITIES                                       12
ARTICLE 6     FLIGHT OPERATIONS                                      18
ARTICLE 7     FLIGHT PROGRAM                                         20
ARTICLE 8     FLIGHT RE-ROUTING/INTERRUPTIONS                        21
ARTICLE 9     SUBSTITUTION                                           22
ARTICLE 10    TAXES                                                  24
ARTICLE 11    INSURANCE                                              25
ARTICLE 12    INDEMNITY                                              27
ARTICLE 13    FORCE MAJEURE                                          29
ARTICLE 14    CANCELLATION                                           30
ARTICLE 15    AIRLIFT EMERGENCY                                      31
ARTICLE 16    USE OF AIRCRAFT DURING HIATUS                          32
ARTICLE 17    MISCELLANEOUS                                          33
ARTICLE 18    GOVERNING LAW                                          34
ARTICLE 19    TERMINATION                                            35
ARTICLE 20    CONFIDENTIALITY                                        36
ARTICLE 21    NOTICE                                                 37

APPENDICES
- --------------

APPENDIX A      FLIGHT ROUTINGS                                      40
APPENDIX B      FLIGHT SCHEDULES                                     43
APPENDIX C      AIR CARRIER'S STANDARD SECURITY PROGRAM              44
APPENDIX D      MAS CABIN PERSONNEL                                  55
APPENDIX E      AIRCRAFT DELIVERY RECEIPT                            58
APPENDIX F      SUB-AGREEMENT ON CONCESSION TRAVEL                   59
APPENDIX G      LETTER AGREEMENT RE SUB-CHARTER OF AIRCRAFT TO
                TABUNG HAJI                                          61
APPENDIX H      CATERING EQUIPMENT FURNISHED BY WORLD                63
APPENDIX I      MAS/WORLD ENGINEERING HANDLING PROCEDURES            64

                           AIRCRAFT CHARTER AGREEMENT
                           --------------------------

     AIRCRAFT CHARTER AGREEMENT (hereinafter called "Agreement") dated as of
                                                                             --
24th  July, 1993 between WORLD AIRWAYS, INC. (hereinafter called "WORLD"), a
- -----
corporation organised under the laws of Delaware, United States of America and having its principal office of business at 13873 Park Center Road, Suite 400, Herndon, Virginia 22071, United States of America, of the one part and, MALAYSIAN AIRLINE SYSTEM BERHAD, (hereinafter called "MAS") a Company incorporated in Malaysia and having its registered office at 33rd Floor, Bangunan MAS, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, of the other part.

WITNESSETH:

In consideration of the mutual covenants and agreements contained herein and in that certain Long Term Aircraft Charter Agreement dated as of 30 August 1986 between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - SCOPE
- -----------------

1.1  WORLD will charter to MAS and MAS will take on charter from WORLD:

     Three (3) DC10-30 aircraft equipped with CF6-50C2 engines in 364 (three hundred and sixty four) all economy seating configuration.

     One (1) MD-11 aircraft equipped with PW 4462 engines in 383 (three hundred and eighty three) all economy seating configuration.

     The above aircraft individually and collectively referred to as the "Aircraft."

     Each aircraft may perform as many round trips as desired
     Malaysia/Jeddah/Malaysia during Phase One and Jeddah/Malaysia/Jeddah during Phase Two subject to mutual agreement of the parties and as outlined in Appendix A.

     Each passenger shall be allowed checked baggage and hand baggage, provided that the maximum takeoff gross weight and other safety limitations are not exceeded, for the series of flight schedules to be specified in Appendix B of this Agreement.

1.2 This Agreement is entered into by MAS both on its own behalf and as Agent of all passengers and the owners of property, only as such owners, carried on the Aircraft. Individual passengers or such owners shall not have the right to claim any refund of the charter price or portions thereof from WORLD except as may be specifically provided for in writing and signed by WORLD.

1.3 WORLD will ensure that the aircraft will have valid Certificate of Airworthiness issued by the United States Federal Aviation Administration
     (FAA) and each WORLD flight crew member will hold a valid U.S. license for the operation of the Aircraft.

1.4 MAS and WORLD will coordinate all security arrangements to WORLD's reasonable satisfaction. MAS at all times shall assure that all applicable security procedures and practices specified in WORLD's FAA-approved security program and in applicable Federal Aviation Regulations, as such program and regulations may from time to time be amended, shall be strictly observed. The provisions of WORLD's security program applicable to this Agreement are set forth as Appendix C hereto.

ARTICLE 2 - TERM
- ----------------

2.1 This Agreement shall be for the period commencing at a mutually agreed time at Kuala Lumpur on or about the 26th day of April, 1993 and ending at a mutually agreed time on or about the 25th day of May, 1993 at Jeddah for Phase One and commencing at an agreed time at Jeddah on the 5th day of June, 1993 and ending at a mutually agreed time on the 5th day of July, 1993 at Kuala Lumpur for Phase Two. The delivery or redelivery of the Aircraft for fuel accounting purposes shall take place in Kuala Lumpur/Penang or Jeddah.

2.2 The dates in the above are based on the planning of 106 (One Hundred and Six) flights. The schedules to the extent the number of flights may be reduced or Haj operations completed, individual aircraft positioning and depositioning dates may vary in accordance with MAS actual requirements and subject to approval by WORLD. This is for the convenience of both parties and shall not in any way affect MAS schedule or requirements.

2.3 WORLD shall position the aircraft in Kuala Lumpur no less than 24 (twenty-four) hours in advance of the commencement of Phase One.

ARTICLE 3 - CHARGES
- -------------------

3.1 For positioning each Aircraft to Malaysia prior to the commencement of Phase One, from Jeddah to a location suitable to WORLD at the end of Phase One, from a chosen location to Jeddah prior to the commencement of Phase Two and from Malaysia to a designated location at the end of Phase Two, WORLD agrees such sum shall include the cost of fuel, handling, overfly, landing, navigation charges and other operating expenses on positioning sectors except for aircraft handling charges at points of arrival in Malaysia prior to commencement of Phase One and at Jeddah prior commencement of Phase Two. MAS agrees to pay a lump sum per Aircraft as follows:

     USD296,919.00 (UNITED STATES DOLLARS TWO HUNDRED AND NINETY SIX THOUSAND NINE HUNDRED AND NINETEEN.

     In addition, as part of positioning, MAS agrees to pay the following amount for fuel based on USD18 (UNITED STATES DOLLARS EIGHTEEN ONLY) Saudi benchmark price.

     USD78,959.00 (UNITED STATES DOLLARS SEVENTY EIGHT THOUSAND NINE HUNDRED AND FIFTY NINE) PER DC10-30 AIRCRAFT AND USD63,167 (UNITED STATES DOLLARS SIXTY THREE THOUSAND ONE HUNDRED AND SIXTY SEVEN) PER MD-11 AIRCRAFT.

     Based on WORLD's cost of fuel into wing at LAX on April 20, 1993, this amount will be adjusted upward or downward by the same percentage as the date varies from the USD18 (UNITED STATES DOLLARS EIGHTEEN) price.

                                       8
                                       -

3.2 Upon completion of each positioning sector an invoice for one fourth of the positioning cost will be presented to MAS for payment.

3.3 MAS agrees to pay WORLD for all block hours to be operated under this Agreement (excluding positioning flights) the sum of USD6,566.67 (UNITED STATES DOLLARS SIX THOUSAND FIVE HUNDRED SIXTY SIX AND CENTS SIXTY SEVEN) per block hour flown up to the minimum utilisation and USD5,750 UNITED STATES DOLLARS FIVE THOUSAND SEVEN HUNDRED AND FIFTY) will apply for each block hour in excess of the minimum.

3.4 For the purpose of this Agreement, a block hour is defined as the total time elapsed from the moment at which an aircraft moves under its own power from its parking position for the purpose of taking off until the moment at which it comes to rest at the end of a flight in a parked position.

3.5 Any deviation from the terms and conditions set out in this Agreement subsequently made at the request of MAS may involve an increase in the charges specified in Article 3.3 provided that such increase, if any, should be directly attributable therefrom and shall be borne by MAS exclusively.

3.6 WORLD shall be entitled to utilise, with MAS's prior consent, which shall not be unreasonably withheld and shall be confirmed in writing, but without refund of any portion of the charter price, any unused portion of the chartered space and/or payload for the purpose of carrying its personnel and equipment solely in connection with this charter operation.

3.7 MAS and WORLD agree to settle any final adjustments in actual cost versus payment before December 31, 1993.

3.8 For purposes of accounting, departure times, arrival times and dates recorded in the Aircraft Log Book will be used.

3.9 MAS hereby guarantees to WORLD a minimum utilisation of 3,133 (Three Thousand One Hundred and Thirty Three) block hours. In the event of a cancellation prior to the commencement of the program by WORLD for reasons beyond its control, the minimum guaranteed utilisation shall be reduced by 783 hours per aircraft.

ARTICLE 4 - PAYMENTS
- --------------------

4.1 MAS shall make available a sum of USD1,000,000 (UNITED STATES DOLLARS ONE MILLION ONLY) for each Aircraft as a deposit no later than the 7th January 1993 to enable WORLD to undertake the relevant preparations towards the charter of the Aircraft for the 1993 Haj program. Such deposit shall be wire-transferred to the account of WORLD with American Security Bank, Washington, D.C. United States of America, ABA No. 054000551, Account No. 86712080 for credit to World Airways Account. This deposit shall constitute and form part of the total cost of this Agreement. Such deposit shall be deducted from the total payments due to WORLD under this Agreement for services provided by WORLD during Phase Two. WORLD hereby acknowledges receipt of the USD4,000,000 (UNITED STATES DOLLARS FOUR MILLION ONLY) referred to herein.

4.2 This deposit will be refunded to MAS in full if this Agreement does not come into effect due to unjustifiable reasons by WORLD. This deposit will be forfeited to WORLD in full if this Agreement does not come into effect due to unjustifiable reasons by MAS. In the event WORLD is unable to furnish an aircraft due to unjustifiable reasons under this Agreement, it shall be liable to MAS for sum of USD1,000,000 (UNITED STATES DOLLARS ONE MILLION ONLY) per Aircraft. The parties agree it is impossible or impractical to calculate a party's actual damages resulting from unjustifiable cancellation by the other party and the above sum is a reasonable estimate of such damages and is agreed to as liquidated damages and is not a penalty.

4.3 In addition to the above, MAS shall deliver to WORLD a Standby Letter of Credit ("Letter of Credit") with mutually agreed wordings in favour of WORLD in an amount equal to one quarter the cost of the planned number of block hours and positioning cost. The Letter of Credit shall be established with the American Security Bank, Washington, D.C., United States of America, ABA No. 054000551 on or before April 26, 1993. WORLD may draw on the Letter of Credit (i) in the event MAS fails to meet any of the terms and conditions of this Agreement as it pertains to payment within five (5) days after WORLD notifies MAS of such failure or (ii) upon termination of this Agreement pursuant to Article 19.2.

4.4 All bank charges associated with the administrative cost of the Letter of Credit referred to in Article 4.3, shall be borne by WORLD.

4.5 Upon completion or each rotation an invoice will be presented to MAS for payment for actual block hours flown. MAS shall approve the invoices without delay and authorize immediate bank transfer to WORLD's Account Number 86712080 with American Security Bank, Washington, D.C. United States of America, ABA No. 054000551.

ARTICLE 5 - RESPONSIBILITIES
- ----------------------------

5.1  Responsibilities of WORLD. WORLD shall provide at its expense and will be
     -------------------------
     responsible for:

     (A) Three (3) DC-10-30 aircraft including cockpit crew, maintained and equipped and one (1) DC10-30 qualified cabin attendant per flight; one
          (1) MD-11 aircraft maintained and equipped including cockpit and full cabin crew.

     (B) Ground transportation, hotel accommodation and subsistence expenses for the aircraft cockpit crew, cabin crew and ground support personnel employed by WORLD and other personnel required for the operation except for hotel accommodations and ground transportation costs for World's cabin crew at Jeddah.

     (C) Aircraft maintenance at all scheduled stations except as provided in Appendix I. MAS shall, if required, assist WORLD in providing such aircraft maintenance which shall, if provided be charged to WORLD at a labour rate of M$50 per manhour.

     (D)       (i)  Sets of galley containers and rotable equipment necessary for the operation inclusive of carts, trays and other galley equipment unique to WORLD's aircraft, as specified in Appendix H.

               (ii) Water cups and disposable bassinets unique to WORLD's aircraft.

     (E)  Insurance as set forth herein.

     (F) The cost of fuel, landing, handling charges, overflight fees, navigation charges and other operating expenses on the positioning sectors to Malaysia prior to the commencement of Phase One, from Jeddah to a point designated by WORLD at the end of Phase One, from a point designated by WORLD to Jeddah prior to commencement of Phase Two and from Malaysia to a designated point at the end of Phase Two shall be for the account of WORLD (with the exception of the aircraft handling charges at Kuala Lumpur, Penang and Jeddah). WORLD shall have the right to utilise the total payload available on the positioning sectors for the purpose of carrying its personnel and equipment directly related to the operation contemplated under this Agreement. MAS has the right to utilize the residual payload not taken up by WORLD.

     (G) Qualified operational staff to take care of all operational matters and all WORLD's crew administration.

     (H)  WORLD shall supply 3 (three) flight deck crew members on each flight.

     (I)  WORLD shall provide a standby crew for each flight.

     (J) WORLD will rotate crew so that cumulative duration of stay in Malaysia of each crew member shall not exceed 60 (sixty) days within a fiscal year (1st January to 31st December).

     (K) WORLD shall provide one (1) DC10-30 qualified cabin attendant on each DC10-30 flight as well as the cost of their salaries, fringes and per diem.

     (L) WORLD shall provide nine (9) cabin attendants on each MD11 flight as well as the costs of their salaries, fringes and per diem.

     (M) At MAS's cost, WORLD agrees to paint over WORLD's Logos and add MAS' logos and colours on both sides of the hull and tail and the number two engine of all 4 (four) Aircraft and to recolour same to WORLD's logo at the end of the Agreement at a rate of USD35,000 (UNITED STATES DOLLARS THIRTY FIVE THOUSAND ONLY) or the actual cost to WORLD per Aircraft.

     (N) WORLD will position a compliment of spares and qualified maintenance personnel at Kuala Lumpur and a compliment of spares in Jeddah to support the operation at WORLD's cost. WORLD shall draw upon its current pooling arrangement with General Electric and Pratt and Whitney and/or other organisations to secure spare CF6-50C2 engines for the DC10 aircraft at BKK, JKT, LGW, etc. and PW4462 engines for the MD11 aircraft at ZRH, SEL, etc.

5.2  Responsibilities of MAS. MAS shall provide at MAS' expense and will be
     -----------------------
     responsible for:

     (A) Supply of full cabin crew for each flight in accordance with Appendix D, except in the case of the MD-11 Aircraft, as well as hotel accommodation and ground transportation cost at

               Jeddah for those cabin crew provided by WORLD in accordance with
               Article 5.l(A), (K) and (L). MAS instructors will be trained and tested to U.S. FAA standards by FAA certified instructors in Kuala Lumpur or Virginia. These instructors will in turn train and test MAS cabin crew prior to operating as qualified cabin crew. All cost of instructors including hotel expenses and per diem allowances shall be for the account of the respective party. Each party agrees to supply the necessary training facilities at Kuala Lumpur or Virginia within its own training unit.

     (B) All landing fees, parking fees, navigation charges, overflight charges, lighting fees or charges of a like nature.

     (C)  Aircraft interior cleaning and toilet cleaning at all points.

     (D)  Supply of all inflight catering for both passengers and crew.

     (E)  Commissary supplies.

     (F) Payment for all ground handling of the Aircraft and passengers at all stations.

     (G) Non-revenue transportation of spare parts and supplies necessary for WORLD's operation under this Agreement which can be physically accommodated on air services operated by MAS.

     (H) All use taxes including (but without limitation) airport taxes and passenger head taxes that are assessed by any agency or authority in the performance of services under this Agreement.

     (I) Aircraft fuel, on all sectors excluding positioning flights. Each party delivering or redelivering the Aircraft to the other shall be credited with the quantity of fuel in the tanks of the Aircraft at the time of such delivery or redelivery and recorded on a document similar to the attached hereto as Appendix "E". Settlement of the net balance should be effected against an invoice at time of reconciliation of the accounts at the end of each phase. The fuel price to be applied will be at the ruling price of the last uplift point prior to the Aircraft delivery or redelivery.

     (J) Non-revenue firm airline transportation on the air services of MAS for WORLD's aircrew, positioning staff and other personnel directly related to the charter flights during the period between 20th April 1993 to 15th July 1993. If any of the schedules listed in Appendix "B" are revised by MAS after the commencement of the operation, then MAS shall provide, at its own cost ground or firm air transportation for aircrew or ground staff.

     (K) MAS may supply to WORLD prior to the commencement of operation, interior decals to be affixed to the Aircraft by WORLD in Kuala Lumpur prior to the first pilgrim flight.

ARTICLE 6 - FLIGHT OPERATIONS
- -----------------------------

6.1 WORLD at all times shall have operational control over all flights performed under this Agreement and shall be solely responsible for compliance with all applicable Federal Aviation Regulations in connection with the flight operations contemplated under this Agreement. Consistent with this provision, WORLD shall have the sole authority to determine whether a particular flight may be safely operated, to assign crew members for particular flights, to dispatch and release flights, to direct crew members and to initiate and terminate flights. The Captain of the Aircraft shall be in command of the Aircraft and shall have complete discretion concerning the operation of the Aircraft and the initiation and termination of any flight, and MAS undertakes to accept all decisions of the Captain. The Captain shall have full authority and control in the operation of the Aircraft and shall have full authority and control over other crew members and their duties during flight time. All flight attendants seconded to WORLD in accordance with Appendix D hereof shall at all times be under the supervision, direction and control of the Captain while onboard the Aircraft.

6.2 MAS and all passengers shall comply with all laws, regulations, orders, demands and travel requirements of all states and countries to be flown from, to or over and with the U.S. Federal Aviation Administration (FAA) Rules and Regulations (FAR). WORLD shall not be liable for any aid or information given by any agent or employee of WORLD to any passenger or MAS in connection with obtaining necessary documents or complying with such laws, etc. whether given in writing or otherwise or for the consequence to any passenger or MAS resulting from the failure to obtain such documents or to comply with such laws, etc. MAS and all passengers shall present all exit, entry, health or other documents required by the laws, etc. of the states and countries concerned. WORLD reserves the right to refuse carriage to any passenger or to MAS whose documents are not completed or who has not complied with the applicable laws, regulations, orders, demands or requirements. WORLD shall not be liable for loss or expense due to failure to comply with the requirements listed in this paragraph.

6.3 MAS agrees to pay for the transportation of any person who, on Government regulation or order, is required to be returned to the point of origin or elsewhere owing to inadmissibility into a state or country, whether of transit or destination. If WORLD is required to pay or deposit any fine or penalty or to insure or make any expenditure by reason of failure to comply with the laws, etc., of the states and countries concerned MAS shall reimburse WORLD for all amounts so paid or deposited and any expenditure so incurred.

6.4 MAS will be responsible for obtaining all necessary Government permits, traffic rights and authorisations (except for the positioning flights to and from Kuala Lumpur or vice versa and Jeddah-Europe or vice versa which will be the responsibility of WORLD) to operate the services hereunder and MAS hereby agrees to indemnify and hold WORLD harmless from and against any and all costs, expenses, liabilities including but not limited to any and all expenses of litigation and reasonable attorney's fees or obligations arising out of the failure of MAS to obtain such permits, traffic rights and authorisations.

ARTICLE 7 - FLIGHT PROGRAM
- --------------------------

7.1 Except as otherwise provided herein, WORLD agrees to comply with the applicable aviation and operating regulations of which it has knowledge of in all states and countries in connection with its duties hereunder.

7.2 (A) Carriage performed under this Agreement shall be subject to the conditions of carriage contained or referred to in the traffic documents of MAS (a copy of which is annexed hereto and incorporated herein).

     (B) MAS, its employees or its agents will at least 2 (two) hours prior to departure of each charter flight issue to each passenger the necessary tickets and baggage checks properly filled out and completed and any other flight documents required for a particular flight hereunder.

7.3 MAS will be responsible for ensuring that the said documents and all loading is properly completed in accordance with this Agreement, applicable laws and regulations and the procedures mutually agreed upon.

7.4 MAS has the right, subject to the operating capabilities of the Aircraft and crew duty time availability, to vary the starting time of each charter flight or sector of a charter flight, on any given date, provided that, MAS shall be responsible for any additional costs incurred by WORLD directly arising from such variation of starting time. These costs will be mutually agreed upon prior to the implementation of the variations as a condition precedent to any such variation.

ARTICLE 8 - FLIGHT RE-ROUTING/INTERRUPTION
- ------------------------------------------

8.1 In the event of re-routing or interruption of a charter flight for a technical reason, the additional block hours performed inclusive of fuel, landing, handling and passenger comfort costs as a result of such re-routing or interruption will be for the account of WORLD. If a flight should be diverted for reasons caused by MAS other than technical reasons, then MAS will bear the cost of the additional block hours performed.

8.2 For the purpose of this Agreement and to that extent that it does not contravene any other provision herein, whenever the term "technical" appears it has the meaning of "maintenance."

8.3 In the event MAS requests a change or modification to the flight schedule specified in Appendix B hereof, MAS shall reimburse WORLD for any additional expenses incurred in connection with such change or modification.

ARTICLE 9 - SUBSTITUTION
- ------------------------

9.1 In case of delay due to technical problems(s) with the Aircraft beyond WORLD's reasonable control, WORLD shall make all reasonable endeavours to ensure the delay is as short as possible. In the event that the delay exceeds 36 (Thirty Six) hours, then Article 9.2 shall apply.

9.2 Subject always to the conditions set out herein, in the event that the Aircraft is not available for operation hereunder, WORLD shall use its reasonable efforts to substitute another aircraft with the same or similar configuration capable of accommodating 364 (Three Hundred and Sixty Four) passengers and their baggage in the case of a DC10-30 aircraft and 383 (Three Hundred and Eighty Three) passengers in the case of a MD11 aircraft. In the event of such substitution, reference to "The Aircraft" in this Agreement shall be read and construed as reference to the substitute aircraft. In addition, WORLD shall have the right to provide MAS substitute service for any charter flight with another air carrier's service because of operational requirements provided that the substitute aircraft conforms to the conditions of this Article. If the Aircraft shall be unable to depart at the scheduled time on any flight due to its unserviceability for any reasons whatsoever (except those attributable to the negligent act or omission of MAS), WORLD shall, in the case of the Aircraft being unserviceable have 36 (thirty-six) hours from the scheduled time of departure within which to rectify such unserviceability.

     During this period of unserviceability and until such time as the Aircraft is ready to resume its programmed operations, MAS will be freed of its contractual guarantee of operating the planned hours during such period of unserviceability, and the guarantee of 3,133 block hours shall be reduced by the number of planned block hours unflown by WORLD during the period of unserviceability, provided, however, that such hours not actually flown by WORLD shall be flown by MAS using its own aircraft or by another air carrier on MAS's behalf. In the event that WORLD shall be unable to rectify such unserviceability within 36 (thirty-six) hours, MAS shall be entitled to make other arrangements for the carriage of the passengers as required without payments of any cancellation fees.

ARTICLE 10 - TAXES
- ------------------

10.1 WORLD will assume full responsibility for and indemnify and hold harmless MAS from and against any and all U.S. taxes and customs duties of any nature whatever which may arise from this Agreement and the operation of the charter flights hereunder. MAS will assume full responsibility for and indemnify WORLD against any and all other taxes and customs duties levied by Malaysia, Saudi Arabia or any other state or country including without limitation any sales, use, gross receipts of all occupational taxes or royalty payments which may arise from this Agreement and the operation of the charter flights hereunder.

ARTICLE 11 - INSURANCE
- ----------------------

11.1 WORLD shall be responsible for maintaining Aircraft hull and third party legal liability insurance up to a Combined Single Limit of USD500,000,000.00 (UNITED STATES DOLLARS FIVE HUNDRED MILLION) any one accident/occurrence in respect of the Aircraft for all risks including war risk and hijacking and will furnish MAS signed certificates containing details of such insurance not later than 10 (ten) days after signing this Agreement.

11.2 The Aircraft hull insurance policy or policies shall provide for waiver of underwriter's rights of subrogation against MAS to the extent WORLD has waived its rights of recovery under this Agreement.

11.3 WORLD shall cause MAS to be named as additional insured under its third party legal liability policies of insurance. MAS shall not be liable for any premium in respect of such insurance.

11.4 WORLD will also cause all policies to be endorsed to provide that they may not be cancelled without 7 (seven) days prior actual notice to MAS, except for the policies of war risk and hijacking insurance, which may be cancelled as described in the certificate.

11.5 Any additional insurance terms, conditions, or coverage as may mutually be agreed in writing by MAS and WORLD and beyond the usual insurance terms, conditions and coverage described above, shall be at MAS' own expense, and, if arranged and paid for by WORLD, MAS shall reimburse WORLD for the cost thereof.

11.6 MAS shall be responsible for maintaining passenger, baggage and cargo legal liability insurances in respect of all operation under this Agreement in the amount of Combined Single Limit USD500,000,000.00 (UNITED STATES DOLLARS FIVE HUNDRED MILLION ONLY) bodily injury and property damage any one occurrence. MAS will furnish WORLD not later than 10 (ten) days after signing this Agreement with signed certificates from its insurers with the details of such insurance. MAS will have WORLD, its respective employees, servants and agents named as additional assured under all such policies. Such policies shall contain a waiver of underwriter's rights of subrogation against WORLD to the extent MAS has waived its rights of recovery under this Agreement. WORLD shall not be liable for any premium in respect of such insurance.

ARTICLE 12 - INDEMNITY
- ----------------------

12.1 WORLD shall be responsible for damage caused to the Aircraft arising out of the performance of this Agreement and shall hold MAS harmless against any claims for damage so caused except in the event that the Aircraft is damaged or destroyed by negligence and/or wilful misconduct of MAS, its employees, servants or agents.

12.2 WORLD will indemnify MAS against any and all claims brought against MAS by any third party or other person arising out of the operation of the Aircraft by WORLD under this Agreement excluding (i) those losses arising out of claims made by passengers, and (ii) those losses arising out of the negligence and/or wilful misconduct of MAS, its employees, servants or agents.

12.3 WORLD hereby indemnifies and holds MAS, its officers, agents and employees harmless from and against all liability claims, demands, suits, judgements, damages and losses including the costs, expenses and reasonable legal fees connected therewith or incident thereto, for death or injury to any officer or employee of WORLD provided that such death or injury does not involve any negligent act or omission on the part of MAS or which arises out of, or in any way connected with the use or operation by WORLD of the Aircraft under this Agreement.

12.4 MAS agrees to indemnify and hold harmless WORLD, its servants and agents from all claims and expenses in respect of death or injury to passengers or their parties, loss of, or damage to property including baggage and cargo, delay of baggage or cargo arising out of this Agreement; however, this indemnification shall not apply to losses arising out of the gross negligence or wilful misconduct of WORLD.

12.5 MAS hereby indemnifies and holds WORLD, its officers, agents and employees harmless from and against all liabilities, claims, demands, suits, judgements, damages and losses including the costs, expenses and reasonable legal fees connected therewith or incident thereto, for death or injury to any officer or employee of MAS provided that such death or injury does not involve any negligent act or omission on the part of WORLD or does not arise out of, or is in any way connected with, the performance by MAS of its obligations under this Agreement.

12.6 The provision of this Article 12 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 13 - FORCE MAJEURE
- --------------------------

13.1 Except as otherwise provided in Article 7.4 and 8.1 above, neither party shall have any responsibility or liability whatsoever for any loss, damage, delay or prevention of the start or completion of the charter flight(s), arising out of, in connection with, or incidental to, or because of, force majeure, (including without limitation) acts of God, loss or damage to the Aircraft in an accident or other calamity, seizure or hijacking, quarantine restrictions, fire, fog, flood, severe weather, riots or civil commotions, strike, or labour stoppage, war or hazards or dangers incident to a state of war, or any acts, matter or things, whether or not of a similar nature, beyond the control of either party. Each party shall give the other prompt notice of any such event and shall use its reasonable efforts to overcome the effect of such event.

ARTICLE 14 - CANCELLATION
- -------------------------

14.1 It is understood and agreed between WORLD and MAS that it would be impossible or impractical to calculate WORLD's damages in the event MAS failed to meet the minimum block hour guarantee specified in Article 3.9. In the event MAS is unable to meet the guaranteed minimum of 3,133 block hours as a result of cancellation of any flight, MAS shall pay to WORLD USD6,566.67 (UNITED STATES DOLLARS SIX THOUSAND FIVE HUNDRED AND SIXTY SIX AND CENTS SIXTY SEVEN) per block hour for each block hour remaining unflown short of the minimum number of 3,133 guaranteed block hours. This charge is a reasonable estimate of WORLD's damages and is agreed to as liquidated damages and is not a penalty. This Article 14 shall not apply under the circumstances specified in Article 9 and Article 13.

14.2 If WORLD is unable to perform any charter flight or sector thereof, or service contemplated by this Agreement for the reasons set forth in Article 13 hereof, WORLD shall be under no obligation or liability to MAS except to refund the deposit or other portion of the charter price paid for that charter flight or sector or service.

ARTICLE 15 - AIRLIFT EMERGENCY
- ------------------------------

15.1 WORLD shall have the right to terminate this Agreement in the event of an Airlift Emergency as determined by the U.S. Secretary of Defence or his designee or in the event of an Airlift Emergency or National Emergency determined by the President of the United States, or if the U.S. Civil Reserve Air Fleet is activated by order of the U.S. Secretary of Defence. If in any of these cases such Aircraft is required, WORLD shall exercise this right of termination by telegraphic notice to MAS. In the event this Agreement is so terminated, MAS' duty to pay rent hereunder with respect to such Aircraft shall cease and abate from the time MAS is deprived of the beneficial use of such Aircraft.

ARTICLE 16 - USE OF AIRCRAFT DURING HIATUS
- ------------------------------------------

16.1 The hiatus period is defined as the period between the termination in Jeddah of the last flight of each Aircraft at the end of Phase One and at the commencement of the first flight from Jeddah of each Aircraft in Phase Two (approximately May 26, 1993 to June 4, 1993). During such a period, WORLD agrees not to use the Aircraft for any military related operations into any country whatsoever whilst in MAS' logos and colours. WORLD shall indemnify, and hold harmless MAS, its agents and servants from and against any liabilities and claims, demands, suits, judgements, damages and losses of whatsoever nature including the costs, expenses and reasonable legal fees connected therewith or incident thereto, arising out of or in any way connected with or caused by the operation of the Aircraft for the reasons outlined in this Article.

ARTICLE 17 - MISCELLANEOUS
- --------------------------

17.1 The operation of the flight schedules herein are subject to approval by Saudi Arabian Airlines.

17.2 All appendices referred to in this Agreement shall be deemed read and form part of this Agreement.

17.3 Both parties agree that no brokers have acted on behalf of either party. The charter prices agreed herein are net to WORLD and do not include any commission whatsoever.

ARTICLE 18 - GOVERNING LAW
- --------------------------

18.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without reference to the principles of conflicts of laws.

18.2 Any commercial controversy or claim between the parties in existence at the time the Aircraft is redelivered to WORLD at the expiration or termination of this Agreement and arising out of or relating to this Agreement or any breach thereof, shall be settled by arbitration before the American Arbitration Association in Washington, D.C. in accordance with the rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitration may be entered in any court having jurisdiction thereof. Each party hereto accepts for itself and its assets, generally and unconditionally, the jurisdiction of the American Arbitration Association and the courts, state and federal, located in the State of Virginia and waives any defense it may have to such jurisdiction, including, but without limitation, any defense from sovereign immunity or immunity from service of process. Each party hereby appoints the Secretary of State of the State of Virginia as its agent for service of process.

ARTICLE 19 - TERMINATION
- ------------------------

19.1 Notwithstanding anything contained to the contrary in this Agreement, the charter hereby created may be terminated forthwith by MAS without any prejudice to any accrued rights or liabilities hereunder if WORLD goes into liquidation (otherwise than as part of a scheme of voluntary reconstruction or amalgamation).

19.2 Notwithstanding anything contained to the contrary in this Agreement the charter hereby created may be terminated forthwith by WORLD without any prejudice to any accrued rights or liabilities hereunder if MAS goes into liquidation (otherwise than as part of a scheme of voluntary reconstruction or amalgamation).

ARTICLE 20 - CONFIDENTIALITY
- ----------------------------

20.1 MAS and WORLD hereby agree to keep this Agreement (and each of the terms and conditions embodied therein), including any and all schedules, attachments, appendices, annexes, supplements and addenda thereto, and any and all modifications, amendments, additions, deletions, extensions, renewals, or other changes thereto (for purposes of this ARTICLE 20 - the "Agreement"), strictly confidential. MAS and WORLD further agree to cause each of their respective officers, directors, employees, servants, agents and assigns to keep strictly confidential, the Agreement. MAS and WORLD agree not to disclose the existence of the Agreement or any of its terms and conditions either verbally or in writing to any third party nor to publish or otherwise reproduce the Agreement, in whole or in part, without the prior written consent of the other party hereto.

ARTICLE 21 - NOTICE
- -------------------

21.1 Any change or amendment to this Agreement shall be in writing signed by the duly authorised representatives of both WORLD and MAS. The failure of either party at any time to require the performance by any other of any of the terms or provisions of this Agreement shall in no way affect the right of that party thereafter to enforce the same, nor shall the waiver by either party of any breach of the terms or conditions hereof be taken to be a waiver or any succeeding breach of any such term or condition or as a continuing waiver of such term or condition. Except as provided in Appendix G and subject to Article 9.2 hereof, neither party shall assign this Agreement or sub-charter the Aircraft without the prior written consent of the other which consent shall become Appendix G of this Agreement and shall be deemed to be part thereof.

21.2 All notices hereunder shall be deemed to be validly given if sent by SITA, telex and followed by hard copy within 48 (forty-eight) hours hereafter and by prepaid telegram, mail or telex, addressed to each party as follows:

          WORLD:        World Airways, Inc.
                        13873 Park Center Road
                        Suite 400
                        Herndon, Virginia, USA 22071

                        Attention:  Chief Executive Officer
                        Fax #:      (703) 834-9412 or
                                    (703) 834-9212

                        Copy To:    Senior Vice President,
                                    Marketing and Sales

                        Sita Code:  IADSSWO


          MAS:          Malaysian Airline System Berhad

                        Attention:  Managing Director
                                    Dato' Kamaruddin Ahmad

                        Telex:      MA 30450 LAYANG

                        Sita Code:  KULDZMH

                        Copy To:    KULDCMH - Bashir Ahmad
                                    KULCHMH - Hairun Nisa
                                    KULHJMH - Tuan Ibrahim
                                              Tengku Abdullah


     or as either party may designate otherwise to the other during the term of this Agreement.

     As witness whereof, the hands of the authorised representative of the parties have hereto set their hands the day and year first above written.

     WORLD AIRWAYS, INC.                 MALAYSIAN AIRLINE SYSTEM
                                         BERHAD


     BY:                                 BY:
        -------------------------           ---------------------
          AHMAD M. KHATIB                DATO' KAMARUDDIN AHMAD

     TITLE: Senior Vice President        TITLE: Managing Director
          Marketing and Sales



WITNESS:                                 WITNESS:
        -------------------------                -----------------------
NAME: James P. McGough                   NAME:  Hairun Nisa
                                                Abu Bakar

    Director,                                Corporate Planning
    Special Projects                         Manager

                                                                      APPENDIX A
                                                                      ----------

                           FLIGHT ROUTINGS - DC10-30
                           ---------------   -------

                DC10-30            SECTOR          TAKE OFF
ROUTE           PAYLOAD            TIME            TIME
- ------          -------            ------          ----------

   PHASE ONE
- --------------

   KUL/JED      83,000  LBS        8.45            24 HRS
   JED/KUL      90,000  LBS        9.15            18L to 10L
   JED/KUL      82,000  LBS        9.15            10L to 18L
   PEN/JED      92,000  LBS        8.40            24 HRS
   JED/PEN      92,000  LBS        9.10            18L to 10L
   JED/PEN      83,000  LBS        9.10            10L to 18L
   JHB/KUL      92,000  LBS        0.40            24 HRS
   KUL/JHB      92,000  LBS        0.40            24 HRS
   BKI/KUL      92,000  LBS        2.20            24 HRS
   KUL/BKI      92,000  LBS        2.25            24 HRS
   JHB/JED      86,800  LBS        9.05            NIGHT
   JED/JHB      86,800  LBS        9.35            NIGHT
   KUL/KCH      70,000  LBS        1.21            DAY
   KCH/KUL      70,000  LBS        1.21            DAY


                DC10-30            SECTOR          TAKE OFF
ROUTE           PAYLOAD            TIME            TIME
- -----           -------            ----            ----
PHASE TWO
- -----------

KUL/JED         83,000  LBS        9.15            24 HRS
JED/KUL         90,000  LBS        9.00            18L to 10L
JED/KUL         82,000  LBS        9.00            10L to 18L
PEN/JED         92,000  LBS        9.10            24 HRS
JED/PEN         92,000  LBS        8.55            18L to 10L
JED/PEN         83,000  LBS        8.55            10L to 18L
JHB/KUL         92,000  LBS        0.40            24 HRS
KUL/JHB         92,000  LBS        0.40            24 HRS
BKI/KUL         92,000  LBS        2.25            24 HRS
KUL/BKI         92,000  LBS        2.25            24 HRS
JHB/JED         86,800  LBS        9.55            NIGHT
JED/JHB         86,800  LBS        9.00            NIGHT
KUL/KCH         70,000  LBS        1.21            DAY
KCH/KUL         70,000  LBS        1.21            DAY

                            FLIGHT ROUTINGS - MD-11
                            ---------------   -----

                MD-11              SECTOR          TAKE OFF
ROUTE           PAYLOAD            TIME            TIME
- -----           -------            ----            ----
PHASE ONE
- -----------

KUL/JED         120,000 LBS        8.45            24 HRS
JED/KUL         120,000 LBS        9.15            18L to 10L
JED/KUL         120,000 LBS        9.15            10L to 18L


PHASE TWO
- -----------

KUL/JED         120,000 LBS        8.45            24 HRS
JED/KUL         120,000 LBS        9.00            18L to 10L
JED/KUL         120,000 LBS        9.00            10L to 18L

                                                                      APPENDIX B
                                                                      ----------

                                FLIGHT SCHEDULES
                                ----------------


Schedules and operational routings shall be mutually agreed by 20 April, 1993. The following routings, however, would apply:

PHASE ONE
- ---------

Penang-Jeddah-Penang
Kuala Lumpur-Jeddah-Kuala Lumpur
Kuala Lumpur-Johore Bahru-Jeddah-Kuala Lumpur
Kuala Lumpur-Kota Kinabalu-Kuala Lumpur-Jeddah-Kuala Lumpur
Kuala Lumpur-Kuching-Kuala Lumpur-Jeddah-Kuala Lumpur

PHASE TWO
- ---------

Penang-Jeddah-Penang
Kuala Lumpur-Jeddah-Kuala Lumpur
Kuala Lumpur-Jeddah-Johore Bahru-Kuala Lumpur
Kuala Lumpur-Jeddah-Kuala Lumpur-Kota Kinabalu-Kuala Lumpur
Kuala Lumpur-Jeddah-Kuala Lumpur-Kuching-Kuala Lumpur

                                                                      APPENDIX C
                                                                      ----------

                    AIR CARRIER'S STANDARD SECURITY PROGRAM
                    ---------------------------------------

I.   PURPOSE AND APPLICABILITY
     -------------------------

     A.   Purpose. The purpose of this security program is to prevent or deter
          -------
          aircraft hijacking, sabotage and related criminal acts. This program is required by FAR Part 108 and describes the security procedures and facilities related to:

          1. The screening of all passengers and other persons and all property intended to be carried in the cabin of airplanes or into a sterile area by weapons detecting procedures or facilities as described herein to prevent or deter the carriage of any explosive, incendiary device or other deadly or dangerous weapon aboard airplanes or into a sterile area.

          2. Assuring that only persons authorised are permitted to have access to their firearms while aboard its airplanes or in a sterile area under the air carrier's control.

          3. Controlling air carrier's facilities and operations areas to prevent or deter unauthorized access to such areas and to airplanes.

          4.   Accepting baggage and cargo.

          5. Controlling access to baggage and cargo intended for carriage aboard airplanes.

          6. Responding to threats considered to be against specific airplanes.

          7. Assuring that the screening of all persons affords for uniform, courteous, and efficient treatment to the maximum extent practicable.

B.   Applicability. This program is applicable to scheduled and public charter
     -------------
     operations(s) conducted by the air carrier as follows:

          1.   61 seats and above. All Sections and Appendices applicable except
               Section XVI.

          2. 1 through 60 seats where access to sterile area is desired. All Sections and Appendices applicable except Section XVI. Section XV lists special procedures applicable to this category of operations.

          3. 31 through 60 seats not requiring access to sterile areas. Applicable Sections include II.C.1, X, XI, XVI and other Sections as appropriate.

          4. 1 through 30 seats not requiring access to sterile area. No Sections or Appendices applicable unless air carrier voluntarily seeks FAA approval of program. In that case,
               Section XV identifies applicable Sections.

     NOTE : Although certain airplane operations of the air carrier may not be required to be conducted pursuant to this program, all such operations are required to be conducted in conformance with the requirements contained in FAR Sections 108.11(b)-(e), 108.19 and 108.23.

II.  SCREENING RESPONSIBILITIES AND PROCEDURES
     -----------------------------------------

     A.   Responsibilities. The air carrier is responsible for the inspection
          ----------------
          which constitutes screening of persons and hand-carried (carry-on) items. Air carrier personnel or outside agency personnel contracted by the air carrier(s) shall perform the screening. Guidelines pertaining to these functions are contained in appendices to this program.

     B.   Persons. All persons desiring to pass beyond the screening point or
          -------
          board an airplane must undergo screening. Screening of persons is normally accomplished through the use of metal detectors. Individuals are not permitted to retain any hand-carried items in their possession during screening other than articles of clothing and very small or thin objects such as boarding passes or tickets. All indications of unaccounted-for metal on an individual's person must be satisfactorily resolved. Only upon satisfactory completion of screening and of the inspection of all hand-carried items may the individual be permitted to pass beyond the screening point.

     1. If a person alarms the metal detection device, a determination must be made that the cause of this alarm is not a weapon or dangerous object. This can be accomplished by a hand-held metal detector, by asking the individual to remove extraneous metal from his or her person and repassing through the walk-through detector, or by a consent search of the person conducted by a representative of the air carrier. Persons who cannot be cleared by the air carrier using any combination of these procedures will be referred to the law enforcement officer.

     2. Every person has the option to refuse screening or to request a physical body search in lieu of metal detector screening. Persons who refuse to be screened will be denied passage beyond the screening point.

     3. A consent search of the person shall be conducted by persons of the same sex as that of the person being screened, unless the person being screened agrees otherwise. Guidelines pertaining to the screening of persons appear in Appendices to this program.

     C.   Hand-Carried (Carry-on) Items. All carry-on items passing through the
          -----------------------------
          screening point or being carried aboard an airplane shall be screened. Normally, this screening is accomplished by physical search or X-ray inspection. The inspection should be thorough but not unreasonable. Items cleared by this inspection may pass the screening point and be carried into the airplane cabin. Should a person refuse to permit inspection of any hand-carried item, such item shall not be allowed to pass the screening point or be allowed to be carried into the airplane cabin.

          1. When the physical inspection method is used, all carry-on items shall be adequately inspected to reasonably ascertain that such items are not being used to conceal an explosive, incendiary, or deadly or dangerous weapon. Guidelines pertaining to the inspection of carry-on items appear in Appendices to this program.

          2. The X-ray inspection method requires the use of an adequately trained operator. Whenever the operator sees on the display an image that is or may conceal an explosive, incendiary, or deadly or dangerous weapon, the hand-carried item must then undergo physical search.

     D.   Private Screening.
          -----------------

          a. The air carrier may conduct private screening provided the person is then escorted into a sterile area or to the airplane.

          b. Private screening shall not be routinely conducted, but may be used at the discretion of the air carrier and/or upon the request of the passenger when normal screening procedures are inappropriate.

          c. Private screening procedures used by the air carrier shall be consistent with the purpose of this program to screen all passengers and all property intended to be carried in the cabin of the airplane.

     E.   Screening of Handicapped Persons.
          --------------------------------

          Persons on crutches, in wheelchairs or in stretchers, or wearing prosthetic aids, etc., may be privately screened. With reason and discretion, the person conducting the screening or consent search using either a hand-held metal detection device or a physical search or combination of both, shall assure that no weapons or dangerous objects are on or about the person being screened. The person shall then be escorted through or around the screening point. Hand-carried items shall be screened in the normal manner.

     F.   Charter Flights.  On public charter flights, as defined in FAR Section
          ---------------
          108.3, for which screening is required, all persons shall be screened in the same manner as persons travelling on scheduled flights. Upon request of the principal security inspector (PSI), the air carrier shall furnish a current list of known public charters to include the planned dates, times, and departure points of the flights. Private charter passengers having been screened by virtue of affinity and other existing safeguards may deplane into sterile areas without further screening or escort. However, when an air carrier becomes aware that a person on a private charter flight is in the possession of a deadly or dangerous weapon and is not authorized pursuant to FAR
          Section 108.11, the air carrier shall deny that person unescorted access to any sterile area, air operations area, or nonpublic area and shall report the situation to a law enforcement officer if deemed appropriate.

                         PHYSICAL INSPECTION GUIDELINES
                         ------------------------------

1.   General.  Below are guidelines for physical inspection. Of course, the best
     -------
     guideline of all is common sense and caution.

     a. In the whole approach to the screening process, good judgment should prevail. For example, a pair of dressmaker scissors with other items indicating a hobby of sewing carried by a lady would probably result in a decision permitting her to carry the scissors. The same scissors carried by a man or without other sewing items might be reason to restrict carriage. Other devices or objects even though not commonly thought of as dangerous objects, e.g., tools, knitting needles, elongated scissors and the like, when carried by an individual who does not obviously have a need for such items, may be questionable or may be treated as dangerous objects.

     b. Likewise, search of luggage also requires common sense and organisation. First, all sections of a bag, whether zipper compartments, including shaving kits, etc., must be opened and inspected. Second, work in an organised manner so you know precisely what you have inspected. Remember that weapons generally have common characteristics. They weigh more than clothing. They tend to fall to the lowest portion of a bag when disturbed, and they are solid or rigid. Good hiding places are rolled clothing, including socks, and cases designed for other items such as cameras, etc.

     c. Within the context of a reasonable search, a garment draped over the shoulders or hand-carried in a manner which does not appear likely to conceal a nonmetallic dangerous device, e.g., an explosive or flammable liquid, could be inspected by the passenger's wearing or carrying it through the metal detector. If a garment is "bunched up" or appears to be wrapped around something, a physical or x-ray inspection would be required. Similarly, magazines and newspapers can be screened by the metal detector providing they do not appear to be concealing some nonmetallic dangerous object. Some very small or thin objects, e.g., boarding passes or tickets, can be screened by simple visual observation or by passage through the metal detector.

     d. The minute search and opening of pillboxes, medicines, small religious articles, small notebooks and letters and the like, should not normally be necessary. If there is no evidence of tampering and the items are obviously that which they appear to be, they should not require opening.

2.   Special Items.  Certain items have a greater potential for concealment or
     -------------
     pose special search problems.  They are detailed in the following section:

     a. Containers such as wrapped packages, boxes, and shaving kits packed in carry-on luggage could contain a weapon or dangerous object. Each one should be opened for inspection.

     b. Thick layers of packed clothing can be checked by running the hands between the layers. Pat or feel rolled up soiled clothing.

     c. Garment bags need careful checking. A weapon might be suspended from the hangar or lying in a lower corner.

     d. Umbrellas should be slightly opened to ensure they do not contain weapons. Likewise slightly turn their handles to see if they are rigid. If not, the handle itself could be a knife.

     e. Attache cases and small suitcases should be examined to assure that there is no false bottom or concealed compartments. This can be accomplished by observing or feeling the bottom and sides to determine that they have normal thickness. Be suspicious of any interior that looks unprofessional or repaired.

     f. Stuffed pillows and toys are particularly difficult to inspect. The stuffing could prevent you from feeling a concealed weapon. Rely primarily on the weight material and any gun or explosive hidden within would normally make the toy unusually heavy.

     g. Cigarette cartons, cigar boxes and other tobacco containers are also light weight items. They can be inspected by holding to determine that the weight is consistent with what is normally expected as well as to open the container and visually check contents.

     h. Even shoes have been used to conceal weapons or explosive devices. The inspection of shoes must include the removal of shoe trees to ascertain that nothing is concealed in the toe of the shoe.

     i. Aerosol cans should be inspected by holding them so as to determine that the weight is consistent with what is normally expected. In addition, squeeze the can; one that has been tampered with and no longer pressurised will dent very easily. If the can is suspicious in any way, it must be cleared of suspicion before being transported.

     j. Cameras, or photography equipment, should be visually inspected to determine that the lens is intact and that there are no suspicious apertures which might conceal the muzzle of a customised firearm.

     k. All portable electrical devices such as tape recorders, dictaphones, and phonographs should also be visually inspected to determine if there are any unusual apertures and if the batteries are in place. Most can be operated as proof they have not been tampered with.

     l. Books should be inspected to determine that they have not been altered to conceal a dangerous object.

                                                                      APPENDIX D
                                                                      ----------

                              MAS CABIN PERSONNEL
                              -------------------

For the Term of this Agreement, MAS shall second to WORLD such cabin personnel as are necessary for the performance of the flights contemplated by the Agreement, in accordance with the following terms and conditions:

1.   Qualifications
     --------------

     All MAS cabin personnel provided by MAS to WORLD in connection with this Agreement shall be fully qualified on DC10 aircraft and fluent in the English language. MAS shall provide WORLD with information regarding the background, qualifications and employment history of all such cabin personnel.

2.   Secondment to WORLD
     -------------------

     MAS shall obtain from each cabin crew member a statement in form and substance satisfactory to WORLD evidencing the consent of such cabin crewmember (i) to the transfer of such cabin crewmember to WORLD's services for the purpose of this Agreement and (ii) to abide by all applicable rules, regulations and procedures of WORLD and all applicable Federal Aviation Regulations.

3.   Supervision
     -----------

     For the Term of this Agreement, WORLD shall station in Kuala Lumpur a senior flight attendant supervisor ("WORLD Supervisor") whose responsibility shall be to supervise all activities of the flight attendants seconded to WORLD. The WORLD Supervisor shall be

                                       56
                                       --

     responsible for directing the activities of the flight attendants including all matters involving scheduling, training, performance and discipline. All flight attendants shall report directly to the WORLD Supervisor.

4.   Scheduling and Training
     -----------------------

     All scheduling of flight attendants shall be conducted by the WORLD Supervisor or under his/ her supervision and direction. All flight attendants seconded to WORLD shall be required to satisfactorily complete all applicable provisions of WORLD's FAA-approved training program for flight attendants. All training shall be conducted by WORLD or under the supervision and direction of WORLD.

5.   Compliance with Applicable Requirements
     ---------------------------------------

     All flight attendants seconded to WORLD shall at all times be subject to, and shall comply with, all applicable WORLD rules, regulations and procedures and all applicable Federal Aviation Regulations to the same extent as any other WORLD flight attendant. While on the Aircraft the attendants shall be subject to the supervision and direction of the Captain.

6.   Discharge
     ---------

     At the sole discretion of the WORLD Supervisor, any flight attendant may be discharged from secondment to WORLD. The WORLD Supervisor shall promptly consult with MAS regarding any additional disciplinary action which might be necessary or appropriate. A discharge flight attendant shall not be eligible for subsequent secondment to WORLD. In the event of the discharge of a flight attendant, MAS shall promptly provide a replacement in accordance with the provisions of paragraph 1 above.

7.   Compliance with Laws
     --------------------

     MAS represents that the secondment of flight attendants to WORLD in accordance with the terms hereof will not violate any applicable laws, rules, regulations or policies of Malaysia or any union contract or other agreement to which it is a party or otherwise may be bound.

                                                                      APPENDIX E
                                                                      ----------

                           AIRCRAFT DELIVERY RECEIPT
                           -------------------------

Received from WORLD AIRWAYS, INC./MALAYSIAN AIRLINE SYSTEM BERHAD 3 (three) DC10-30 Aircraft and 1 (one) MD-11 Aircraft bearing Nationality and Registration
Mark:

at _____________ hours local time on _____________________________________, 1993

Fuel on Board ________________ LBS

Name and Title _______________________________________________ Signed


                               -----------------------------------------------


                               -----------------------------------------------


For and on behalf of WORLD AIRWAYS, INC./MALAYSIAN AIRLINE SYSTEM BERHAD*

* Delete as appropriate.

                                                                      APPENDIX F

                  AIRCRAFT CHARTER AGREEMENT FOR HAJ SERVICES
                  -------------------------------------------
                       SUB-AGREEMENT ON CONCESSION TRAVEL
                       ----------------------------------

REFERENCE is made to the Aircraft Charter Agreement entered into between Malaysian Airline System Berhad (hereinafter called "MAS") and World Airways
Inc. (hereinafter called "WORLD") dated   24th   day of July 1993, (hereinafter
                                        --------
called "AGREEMENT").

It is hereby mutually agreed that:

1. MAS shall provide concession to WORLD's personnel involved in the Haj services with MAS, to travel on MAS own scheduled services for their own leisure or personal travel.

2.   The applicable rebates on the published fares shall be as follows:

     (a) For travel within domestic regions (including Singapore and Brunei)

            ___________________________________________________:50% firm


     (b) For travel on international routes

            ________________________________: 75% subject to load or 50% firm.


3. The concession is only applicable to WORLD's personnel involved in the Haj services with MAS, their spouse and children and shall be valid for travel from 1st May 1993 to 1st August 1993 only.

4. WORLD undertakes to ensure that the leisure, or personal travel performed by WORLD's personnel shall not jeopardise the operation of the Haj services.

     IN WITNESS WHEREOF the parties hereto have hereto set their hands on  24th
                                                                          ------
day of July 1993.

FOR AND ON BEHALF OF                   FOR AND ON BEHALF OF
WORLD AIRWAYS INC.                     MALAYSIAN AIRLINE SYSTEM BERHAD



- --------------------------------------------------------------------------------
DATE:      24 July 1993                DATE:        24 July 1993
        ------------------                     ----------------------

                                       61
                                                                      APPENDIX G
                                                                      ----------

                                      World Airways, Inc.
                                      13873 Park Center Road
                                      Suite 490
                                      Herndon, Virginia  22071
                                      United States of America

Dato' Kamaruddin Ahmad
Managing Director
Malaysian Airline System Berhad
33rd Floor, Bangunan MAS
Jalan Sultan Ismail
50250 Kuala Lumpur
Malaysia

Dear Dato',

In accordance with the Aircraft Charter Agreement made between World Airways, Inc. (hereinafter called "WORLD") and Malaysian Airline System Berhad
(hereinafter called "MAS") dated  24th   July 1993 (hereinafter called
                                 -------
"Agreement"), World hereby consents to the sub-charter of the aircraft as therein defined by MAS to:

(i) Perbadanan Pengangkutan dan Perusahaan Tabung Haji Sdn Bhd Malaysia of Kuala Lumpur, Malaysia;

(ii)    Saudi Arabia Airlines

only upon the following terms and conditions:

(i) The Agreement to remain in full force and effect throughout the period of the sub-charter;

                                       62
                                       --

(ii) MAS to remain bound by the terms of the Agreement throughout the period of the sub-charter;

(iii) This consent shall be governed by and construed in accordance with the laws of the State of Virginia.

                                          Yours faithfully,
                                          -----------------


                                          AHMAD M. KHATIB
                                          for World Airways, Inc.


Kindly sign at the foot of this consent where shown to indicate your acceptance of the terms.


                                          For Malaysian Airline System
                                                       Berhad



                                          DATO' KAMARUDDIN AHMAD
                                          Managing Director

                                       63
                                       --

                                                                      APPENDIX H
                                                                      ----------

                          CATERING EQUIPMENT FURNISHED
                          ----------------------------
                                    BY WORLD
                                    --------


The catering equipment specified below shall be returned to WORLD upon the expiration or earlier termination of this Agreement, in as good condition as upon commencement of the services to be provided hereunder, normal wear and tear excepted.

                       DC10-30        MD-11
                       -------        -----

WORLD 2/3 MEAL TRAY       8991         5000
LIQUOR CARRIER              48           98
OVEN INSERT                396           50
FOOD CARTS                 228          102
LIQUOR DRAWERS             264          196
ICE BINS (BROWN)            30          NIL
CART SLEEVE                 69          NIL
LIQUOR CART                  4          NIL
SVC CENTRE ICE BIN          31          NIL
COFFEE BAR ICE BIN          21          NIL
WASTE BIN (AFT)              3            3
MILK BIN                    24          NIL
CORY JUG                    57          NIL
LOADING BOARD                3          NIL
COFFEE SERVERS               -           10

                                       64
                                       --

                                                                      APPENDIX I
                                                                      ----------

                   MAS/WORLD ENGINEERING HANDLING PROCEDURES
                   -----------------------------------------

This procedure is written as a general guide for engineering handling of World Airways aircraft for as long as the aircraft is operating with MH flight numbers.

1.   ACCEPTANCE CHECKS
     -----------------

     1.1 Acceptance checks by MAS will be carried out in KUL upon arrival of the aircraft as per MAS aircraft weekly Cabin Inspection check sheet.

     1.2 Pre Service mod to be carried out by Cabin Interior Maintenance. Decals will be provided by Line Maintenance.

     1.3 Aircraft delivery receipt to be completed for delivery and re-delivery. Fuel quantity/volume on arrival/departure to be actual amount.


2.   ENGINEERING GROUND HANDLING
     ---------------------------

     2.1 Engineering ground handling for all Malaysian ports and JED will be provided at MAS' expense.

     2.2 Engineering handling are those items covered in MAS DC10 Transit and/or Stayover checks.

     2.3 All equipment required to perform the engineering handling will not be re-chargeable to World Airways.

     2.4 World Airways Engineers will be at the aircraft 2 hours prior to STD for ex-stayover/nightstop aircraft.

     2.5 World Airways Engineers will be at the allocated parking bays 15 minutes prior to STA for all arrivals.

     2.6 Ground Support Equipment provided to an aircraft with the APU shut down will not be re-chargeable to WORLD AIRWAYS.

     2.7 All work done by the servicing crew in ASU KUL/PEN/JHB/BKI/KCH is not re-chargeable to WOA. A servicing team will comprise of 1 LAE and 2 mechanics.

     2.8 MAS will provide appropriately trained Senior Artisans for ground to cockpit communication on all Malaysian stations.

     2.9  KORAN TAPES

          a)  Phase 1 - To be fitted prior to operation of Phase 1 by ASU KUL.
          b)  Phase 1 - To be removed at end of Phase 1 by WORLD JED and held.
          c)  Phase 2 - To be fitted prior to operation of Phase 2 by WORLD JED.

          d)  Phase 2 -  To be removed at end of Phase 2 by ASU KUL.

          Note:  Base Maintenance to liaise with Cabin Services for Koran tapes.

     2.10 Wheel build up is not re-chargeable to WORLD.

3.   CERTIFICATION
     -------------

     3.1 MAS DC10 Engineers to carry out Transit, Stayover and rectification and sign for work accomplished in mechanics column of the Technical Log.

     3.2 World Airways Engineers will certify aircraft airworthiness release for all stations.

     3.3 World Airways will provide Travelling Engineers for certification in KCH/BKI/JHB. World Engineers will travel as crew members.

     3.4 Engineers travelling as crew members are required to be in possession of valid passports for KCH/BKI stations. Engineers need not go through
          CIQ   formalities for transit stop. Immigration officials have the right to demand/view crew passports even on Transit.

4.   AIRCRAFT ROTABLE SPARES
     -----------------------

     4.1  WORLD will provide a reasonable stock of spares in KUL/PEN.

4.2 Each aircraft will be equipped with a Flight Kit. Flight Kit list attached for ASU Superintendent/Maintenance Superintendent PEN/Maintenance Superintendent KCH/Maintenance Superintendent BKI/Station Engineer JHB/Maintenance Controllers/Base Maintenance Superintendent/Engineering Supplies Manager.

4.3 Ad-hoc loans of spares from MAS will be FOC for up to 7 days. Loan of spares will be re-chargeable to WOA from 8th day as tabulated below:

     . 1st - 7th day - FOC
     . 8th - 10th day -  1/2% per day
     . 11th day and thereafter - 1% per day
     . Administrative, availability and handling fees - FOC
     . Basis is MAS' acquisition cost
     . Maximum loan fee will be MAS' replacement cost
     . WORLD to have the option to either pay premium loan fees for MAS parts that may leave with the aircraft until parts are returned, or purchase the part installed on the aircraft (subject to agreement by MAS) at MAS' replacement cost.

4.4 World Airways Engineers are required to liaise with MAS Maintenance Control Centre for requests of ad-hoc loans.

4.5 World Airways spares destined for KUL must be addressed to Engineering Supplies Manager, Malaysian Airline System Berhad, Building E3 - Ground Floor, MAS Technical Operations Centre, 47200 Subang Airport, Selangor Darul Ehsan, Malaysia. SITA KULEJMH copy KULELMH.

4.6  For ease of custom clearance, each consignment should be limited to a
                                                    ------
     maximum of 25 items.

4.7 World Airways spares will be held in MAS Engineering stores. World Airways Engineers will have full access to the World Airways storage area and may pick up spares from stores directly or request by walkie talkie through MCC or ASU Progress Chase. 2 (Two) each main wheel/nose wheel/brake assemblies will be prepositioned at Line Maintenance Hangar for use during turnaround.

4.8  Custom formalities and storage of spares will be at MAS' expense.

4.9 MAS Superintendent of Engineering Supplies will arrange to provide one medium size capacity forklift for WORLD stores personnel's use in Central Stores and Line Maintenance Hangar. MAS will assist WORLD personnel in obtaining DCA permit for such forklift, lease charges will be rechargeable to WORLD.

5.   ENGINE SUPPORT CF6-50C2 AND PW4462
     ----------------------------------

     CF6-50C2
     --------

     5.1 World Airways will position two spare CF6-50C2 engines at KUL and LGW to provide support for KUL.

     5.2 In the event of engine change requirement at JED, the aircraft will be "two engine ferried" to LGW for engine change.

     5.3  World Airways will have 2 engine ferry crew available in KUL and JED.

     5.4 KUL - Engine support from MAS will be on an-hoc basis. Authority for usage of MAS engine must be obtained from MAS Engineering Planning Manager or his designate. Administrative charges are not re-chargeable.

     5.5 In the event that no engine is available in KUL, G.E. pool engine at BKK or SIN will be picked up. The aircraft will be "two engine ferried" to BKK or SIN for the engine change.

     PW4462
     ------

     5.6 Spare PW4462 engines will be available at LAX and DOV and World Airways will have access to Pratt and Whitney pool engines at SEL and ZRH.

     5.7 In the event of engine change requirement at JED, the aircraft will be "two engine ferried" to ZRH for engine change.

     5.8 In the event of engine change requirement at KUL, the aircraft will be "two engine ferried" to SEL for engine change.

     5.9 World Airways will have two engine ferry crew available in KUL and JED.

6.   CONSUMABLES
     -----------

     6.1 Engine oil 2380 and Hydraulic fluid Skydrol LD4 will be at MAS' expense.

     6.2  Consumables available at free issue stores will be at MAS' expense.

     6.3  Other consumables will follow procedure 4.7.

7.   SCHEDULED MAINTENANCE
     ---------------------

     7.1 To be confirmed by WOA. If check confirmed WORLD will action item 7.2 -7.4.

     7.2 WORLD will provide the check package 3 weeks prior to scheduled maintenance.

     7.3  WORLD will provide all rotable and consumable spares.

     7.4 WORLD will clear all the heavy check items on the PHASE check prior to delivery and to limit the check in KUL to minimum requirements.

     7.5 All manhours, spares and materials used are rechargeable to World Airways.

8.   ENGINEERING DELAYS
     ------------------

     8.1 All flights operating with MH flight numbers will be treated as MAS flight and will be monitored by MAS Maintenance Control Centre.

8.2 a) Any delay of 3 minutes and above due to engineering reasons, a delay report must be raised, for delays in KUL.

     b) For Line Stations, a delay telex must be sent to KULELMH/KULWWMH/ KULKKWO/KULELWO/IADDDWO/IADMMZN/IADDKWO/IADSSWO and onward station for delays of 3 minutes and above. Details required in the telex will be as follows:

       i) Station/Aircraft registration/flight number/date.

      ii) Reason for delay.

     iii) Duration of delay.

8.3 In the event of lengthy delays, an update telex must be sent every 3 to 4 hours, followed by a final telex.

8.4 a) In JED, World Airways Engineer will be required to carry out the above function.

     b) In all Malaysian stations except KUL, the Station Engineer or Engineer in charge will send the telex but World Airways Engineer is required to provide the details.

8.5 A delay warning telex must be sent whenever a delay is anticipated. For delays of less than 30 minutes, delay warning telex is not required. Delay telex per 8.2 (b) should be sent immediately.

9.  ADMINISTRATION
    --------------

     9.1 World Airways Engineers will be provided with a van for their movement within Subang Airport. DCA driving permit required. MAS will assist World Engineers.

     9.2 World Airways Engineers are welcome to the use of MAS Engineers crew room and facilities. There is one crew room in the MAS Line Maintenance Hangar.

     9.3 Reasonable office space will be provided to World Airways Maintenance Manager, at Line Maintenance Hangar.

     9.4 World Airways Engineers are encouraged to discuss administrative or technical matters requiring urgent attention with MAS Duty Engineer or MAS MCC.

     9.5 MAS Radio Engineers will carry out boarding music and IFE test on each transit/stayover aircraft in KUL and PEN.

     9.6 MAS Fuel and Oil Log will be used for all flights with MH flight numbers for accounting purposes only and will be completed by MAS Engineers at all stations within Malaysia and by WOA Engineers at JED. Details required are:

       a) Aircraft registration/sector/date/flight number.

       b) Ground Engineer's column (left hand portion of Log).

       c) Engine oil and Hydraulic fluid uplift.

       d) Circulation will be as per requirement for MAS aircraft.

     9.7 For Phase 2 of the operation, a stretcher kit will be positioned in JED. There will be 3 other kits available in KUL.

     9.8  Useful SITA CODES:


        KULELMH - Maintenance and Control Centre    )   24
          Duty Engineer, Aircraft                   )   Hrs
          Servicing Unit
          Line Maintenance (Office Hrs)
        KULEJMH - Engineering Supplies (24 Hrs)
        KULEYMH - Engineering Planning (Office Hrs)
          Schedule Hangar Maint.
        PENKEMH - Maint. Superint. PEN              )   24 Hrs
        JHBKEMH - Station Engineer JHB
          (0700/2100LT)
        KCHKEMH - Maint. Superint. KCH              )   24 Hrs
        BKIKEMH - Maint. Superint BKI               )   24 Hrs

        JEDKDMH - Airport Manager MAS JED
        JEDKKWO - WOA Airport Manager JED
        BKKTLTG - Shift Manager (24 Hrs)
           Line Maintenance Manager
        JEDHJMH - Haj Terminal
        CHSMMWO - WOA MM Base/Director Maintenance
        CHSJRWO - WOA Stores
        IADDDWO - WOA Dispatch
        KULKKWO - WOA KUL Ops/Maintenance
        IADMMWO - WOA MCC/QC/V.P. Maint./Director QC

     9.9 All WOA engineers are required to obtain Airport passes for KUL or PEN. Two passport size photos required. MAS will assist to obtain airport pass.

     9.10 All reportable flight incidents to FAA must be copied to DCA Malaysia using DCA irregularity form.

10.  RECHARGEABLE REQUEST BY WOA
     ---------------------------

     10.1 All re-chargeable request for manpower, equipment, spares and materials by WOA must be accompanied by Work Order issued by WOA Inspector or Maintenance Manager.

                                                             As of July 24, 1993

BY HAND
- -------

Mr. Ahmad M. Khatib
Senior Vice President
Sales and Marketing
World Airways, Inc.
13873 Park Center Road
Suite 400
Herndon, Virginia 22071

     RE : 1993 HADJ AGREEMENT -
           PAYMENT OF WORLD EXPENSES



Dear Mr. Khatib,

This letter will confirm our agreement that certain expenses incurred by World Airways ("World") in connection with the performance of that certain Aircraft Charter Agreement dated Jul 24, 1993 (the "Agreement"), shall be paid directly by Malaysia Airline System Berhad ("MAS") to World's suppliers on World's behalf. The expenses covered by this agreement shall be as follows:

     (1) Hotel accommodation and ground transportation costs for cabin crew provided by World in accordance with the Agreement;

     (2) Hotel accommodation and ground transportation costs for flight instructors provided by World in accordance with the Agreement;

     (3) All landing fees, parking fees, navigation charges, overflight charges, lighting fees or charges of a like nature;

     (4) Aircraft interior cleaning and toilet cleaning at all points;

     (5) Supply of all inflight catering for both passengers and crew;

Mr. Ahmad M. Khatib
July 24, 1993
Page 2


     (6) Commissary supplies;

     (7) Payment for all ground handling of the Aircraft and passengers at all stations; and

     (8) Aircraft fuel on all sectors excluding positioning flights,


MAS shall provide World with a reconciliation all such charges at the time of the final adjustment provided for in Article 3.7 of the Agreement.

Very truly yours,



Puan Hairun Nisa Abu Bakar
Corporate Planning Manager